As filed with the Securities and Exchange Commission on December 10, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______________________________

AETERNA ZENTARIS INC.
(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aeterna Zentaris Inc.
1405 du Parc-Technologique Boulevard
Quebec City, Quebec
Canada, G1P 4P5
(Address of principal executive offices)
_______________________________

 Second Amended and Restated Stock Option Plan
(Full title of the plan)
_______________________________

Philip A. Theodore
Senior Vice President, General Counsel
Aeterna Zentaris, Inc.
315 Sigma Drive, Suite 302D
Summerville, SC 29483
(843) 900-3211
(Name, address, telephone number, including area code, of agent for service)
_______________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par or nominal value	1,722,999(2)	$1.81 (3)	$3,118,628 (3)	$362.38
Common Shares, without par or nominal value	5,745,036 (4)	$0.655 (5)	$3,762,999 (5)	$437.26
TOTAL	7,468,035		$6,881,627	$799.64

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional common shares that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events. In addition, all common shares of the Registrant carry rights to purchase additional common shares pursuant to the Shareholder Rights Plan Agreement between the Registrant and Computershare Trust Company of Canada. Such purchase rights are attached to and trade with the common shares. Value attributable to such rights, if any, is reflected in the market price of the common shares.

(2)	Represents common shares reserved for issuance upon the exercise of options previously granted under the Second Amended and Restated Stock Option Plan of Aeterna Zentaris Inc.

(3)
Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for common shares issuable upon the exercise of options previously granted under the Second Amended and Restated Stock Option Plan of Aeterna Zentaris Inc. consists of $3,118,628 payable in respect of 1,722,999 common shares subject to options at a weighted-average exercise price of $1.81 per share.

(4)	Represents common shares issuable upon the exercise of options issuable under the Second Amended and Restated Stock Option Plan of Aeterna Zentaris Inc.

(5)
Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for shares of common stock reserved for common shares issuable upon the exercise of options that may be granted under the Second Amended and Restated Stock Option Plan of Aeterna Zentaris Inc. consists of $3,762,999 payable in respect of 5,745,036 common shares, based on the average high and low prices of the Registrant’s common shares reported on The NASDAQ Capital Market on December 9, 2014.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees of the Company and certain subsidiaries and to directors of the Company as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference
The following documents previously filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a)
our annual report on Form 20-F for the financial year ended December 31, 2013, and which includes our consolidated statements of financial position as at December 31, 2013 and December 31, 2012 and our consolidated statements of changes in shareholders’ equity (deficiency), comprehensive income (loss) and cash flows for the years ended December 31, 2013, 2012 and 2011 and management’s annual report on internal control over financial reporting set out on page 105 of our 2013 annual report on Form 20-F, together with the auditors’ report dated March 20, 2014 on our consolidated financial statements and effectiveness of internal control over financial reporting as at December 31, 2013; and our Management’s Discussion and Analysis included as “Item 5. - Operating and Financial Review and Prospects” in our Annual Report on Form 20-F;

(b)
our unaudited interim consolidated financial statements as at September 30, 2014 and for the three-month and nine-month periods ended September 30, 2014 and 2013 and Management’s Discussion and Analysis thereon, included as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on November 4, 2014;

(c)
our management information circular dated March 21, 2014 in connection with our annual meeting of shareholders held on May 9, 2014, included as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on March 21, 2014;

(d)
our material change report dated March 28, 2014 announcing the effectiveness of a $50 million shelf registration statement for an “at-the-market” Common Share Issuance Program, included as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on March 31, 2014;

(e)
our material change report dated November 7, 2014 announcing that we had received a Complete Response Letter (“CRL”) from the U.S. Food and Drug Administration (“FDA”) for our New Drug Application (“NDA”) for Macrilen™ (macimorelin), in which the FDA stated that it had determined that the NDA cannot be approved in its present form, included as Exhibit 99.2 to our Report on Form 6-K furnished to the Commission on November 7, 2014;

(f)
the description of the Registrant’s Common Shares contained in Item 10 of the Registrant’s annual report on Form 20-F for the financial year ended December 31, 2013, filed with the Commission on March 20, 2014, including any amendment or report filed for the purposes of updating such description; and

(g)	to the extent permitted by applicable securities law, any other documents which we elect to incorporate by reference into this registration statement.
All subsequent annual reports on Form 20-F filed by us and all subsequent reports on Form 6-K filed by us that are identified by us as being incorporated by reference shall be deemed to be incorporated by reference into this registration statement and shall be deemed to be a part hereof after the date of this registration statement but before the termination of the offering by this Prospectus.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in any document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement.

ITEM 4.	Description of Securities
Not applicable.

ITEM 5.	Interests of Named Experts and Counsel
Not applicable.

ITEM 6.	Indemnification of Directors and Officers
The registrant was incorporated under the laws of Canada and is subject to the Canada Business Corporations Act. Under Section 124 of the Canada Business Corporations Act, the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he or she was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.
In accordance with provisions of the Canada Business Corporations Act described above, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, losses, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if: (a) the person acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that their conduct was lawful. The Registrant may indemnify from time to time any director or other person who has assumed or is about to assume in the normal course of business any liability for the Registrant or for any corporation controlled by the Registrant, and to secure such director or other person against any loss by the pledge of all or part of the movable or immovable property of the Registrant through the creation of a hypothec or any other real right in all or part of such property or in any other manner.
The by-laws of the Registrant also provide that the Registrant may, to the extent permitted by the Canada Business Corporations Act, purchase and maintain insurance for the benefit of any person referred to above against any such liability as the board of directors may from time to time determine.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    Exemption from Registration Claimed
Not applicable.
ITEM 8.    Exhibits

ExhibitNo.	Description
4.1
Restated Certificate of Incorporation and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on May 25, 2011).

4.2	Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on October 3, 2012).
4.3
Amended and Restated By-Law One adopted by the Registrant’s Board of Directors on March 21, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s report on Form 20-filed with the Commission on March 22, 2013).

4.4
Second Amended and Restated Stock Option Plan of the Registrant adopted by the Registrant’s Board of Directors on March 20, 2014 and ratified by the Registrant’s shareholders on May 9, 2014 (incorporated by reference to Exhibit 4.1 to the Registrant’s report on Form 20-filed with the Commission on March 20, 2014).

4.5
Shareholder Rights Plan Agreement between the Registrant and Computershare Trust Company of Canada dated as of March 29, 2010 (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished to the Commission on March 29, 2010).

5.1*	Opinion of Norton Rose Fulbright Canada LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page).
* Filed herewith.

ITEM 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, paragraphs (a)(1)(i) and (a)(1)(ii) will not apply.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Canada on December 10, 2014.

AETERNA ZENTARIS INC.
By:	/s/ Dennis Turpin
Dennis Turpin Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below in so signing also makes, constitutes, and appoints David A. Dodd, Dennis Turpin and Philip A. Theodore and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, together with exhibits to any such registration statement or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact’s substitute or substitutes may do or cause to be done by virtue hereof.
SIGNATURES
Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 10, 2014.

Signature	Title
/s/ David A. Dodd	Chairman of the Board, President and Chief Executive Officer
David A. Dodd	(Principal Executive Officer)
/s/ Dennis Turpin	Senior Vice President and Chief Financial Officer
Dennis Turpin	(Principal Financial and Accounting Officer)
/s/ Juergen Ernst	Director
Juergen Ernst
/s/ Marcel Aubut	Director
Marcel Aubut
/s/ José P. Dorais	Director
José P. Dorais
/s/ Carolyn Egbert	Director
Carolyn Egbert
/s/ Pierre Lapalme	Director
Pierre Lapalme
/s/ Gérard Limoges	Director
Gérard Limoges

SIGNATURES
Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement on Form S-8, solely in the capacity of the duly authorized representative of Aeterna Zentaris Inc. in the United States, on December 10, 2014.

AETERNA ZENTARIS INC.
By:	/s/ Dennis Turpin
Dennis Turpin Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Description
4.1
Restated Certificate of Incorporation and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on May 25, 2011).

4.2	Certificate of Amendment and Articles of Amendment of the Registrant (incorporated by reference to Exhibit 99.2 to the Registrant’s report on Form 6-K furnished to the Commission on October 3, 2012).
4.3
Amended and Restated By-Law One adopted by the Registrant’s Board of Directors on March 21, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s report on Form 20-F filed with the Commission on March 22, 2013).

4.4
Second Amended and Restated Stock Option Plan of the Registrant adopted by the Registrant’s Board of Directors on March 20, 2014 and ratified by the Registrant’s shareholders on May 9, 2014 (incorporated by reference to Exhibit 4.1 to the Registrant’s report on Form 20-filed with the Commission on March 20, 2014).

4.5
Shareholder Rights Plan Agreement between the Registrant and Computershare Trust Company of Canada dated as of March 29, 2010 (incorporated by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K furnished to the Commission on March 29, 2010).

5.1*	Opinion of Norton Rose Fulbright Canada LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page).
____________________
*Filed herewith.